Exhibit 99.1
PROCENTURY CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Premiums earned	$48,441	56,697	96,786	111,085
Net investment income	4,983	5,493	10,315	10,926
Net realized investment losses	(1,781)	(37)	(2,243)	(238)
Other income	55	97	141	220

Total revenues	51,698	62,250	104,999	121,993

Losses and loss expenses	31,657	33,124	59,442	67,001
Amortization of deferred policy acquisition costs	12,364	14,689	25,411	28,388
Other operating expenses	4,986	4,353	9,308	8,204
Interest expense	477	668	1,073	1,354

Total expenses	49,484	52,834	95,234	104,947

Income before income tax expense	2,214	9,416	9,765	17,046
Income tax expense	784	2,948	3,111	5,199

Net income	$1,430	6,468	6,654	11,847

Basic net income per share	$0.11	0.49	0.50	0.90

Diluted net income per share	$0.11	0.48	0.49	0.88

Weighted average of shares outstanding — basic	13,310,360	13,232,156	13,309,049	13,229,792

Weighted average of shares outstanding — diluted	13,470,758	13,419,481	13,458,708	13,420,544

See accompanying notes to the unaudited consolidated condensed financial statements.

PROCENTURY CORPORATION AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(In thousands, except share data)

	June 30,
	2008	December 31,
	(Unaudited)	2007
Assets
Investments
Fixed maturities:
Available-for-sale, at fair value (amortized cost 2008, $394,316; 2007, $392,944)	$381,053	406,439
Held-to-maturity, at amortized cost (fair value 2008, $1,110, 2007, $1,095)	1,092	1,099
Equities (available-for-sale):
Equity securities, at fair value (cost 2008, $32,650; 2007, $31,455)	26,572	28,998
Bond mutual funds, at fair value (cost 2008, $15,196; 2007, $14,737)	13,616	14,244
Short-term investments, at amortized cost	28,553	4,730

Total investments	450,886	455,510
Cash and equivalents	10,297	11,766
Premiums in course of collection, net	37,858	31,805
Deferred policy acquisition costs	26,494	24,336
Prepaid reinsurance premiums	17,363	14,834
Reinsurance recoverable on paid losses, net	5,709	3,914
Reinsurance recoverable on unpaid losses, net	40,201	40,863
Deferred federal income tax asset	16,563	13,584
Income taxes receivable	2,663	—
Receivable for securities	92	413
Other assets	12,015	10,029

Total assets	$620,141	607,054

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$283,808	279,253
Unearned premiums	123,386	114,645
Long term debt	25,000	25,000
Line of credit	4,650	4,650
Accrued expenses and other liabilities	6,127	6,386
Reinsurance balances payable	7,347	5,193
Collateral held	8,003	9,889
Payable for securities	110	304
Income taxes payable	—	713

Total liabilities	458,431	446,033

Shareholders’ equity:
Common stock, without par value:
Common shares — Issued and outstanding 13,420,967 shares at June 30, 2008 and 13,363,867 shares issued and outstanding at December 31, 2007	—	—
Additional paid-in capital	104,351	103,283
Retained earnings	72,028	66,448
Accumulated other comprehensive loss, net of taxes	(14,669)	(8,710)

Total shareholders’ equity	161,710	161,021

Total liabilities and shareholders’ equity	$620,141	607,054

See accompanying notes to the unaudited consolidated condensed financial statements.

PROCENTURY CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Shareholders’ Equity
and Comprehensive Income
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2008	2007

Shareholders’ Equity
Capital stock:
Beginning of period	$—	—
Stock issued	—	—

End of period	—	—

Additional paid-in capital:
Beginning of period	103,284	100,954
Shares issued under share compensation plans	1,022	704
Tax benefit on share compensation plans	45	319
Exercise of share options	—	697

End of period	104,351	102,674

Retained earnings:
Beginning of period	66,448	43,830
Net income	6,654	11,847
Dividend declared (2008, $0.08/share and 2007, $0.08/share)	(1,074)	(1,069)

End of period	72,028	54,608

Accumulated other comprehensive loss, net of taxes:
Beginning of period	(8,709)	(2,396)
Unrealized holding losses arising during the period, net of reclassification adjustment	(5,960)	(6,346)

End of period	(14,669)	(8,742)

Total shareholders’ equity	$161,710	148,540

Comprehensive Income
Net income	$6,654	11,847
Other comprehensive loss:
Unrealized losses on securities:
Unrealized holding losses arising during the period:
Gross	(10,699)	(9,995)
Related federal income tax benefit	3,281	3,494

Net unrealized losses	(7,418)	(6,501)

Reclassification adjustment for losses included in net income
Gross	(2,243)	(238)
Related federal income tax benefit	785	83

Net reclassification adjustment	(1,458)	(155)

Other comprehensive loss	(5,960)	(6,346)

Total comprehensive income	$694	5,501

See accompanying notes to the unaudited consolidated condensed financial statements.

PROCENTURY CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2008	2007

Cash flows provided by operating activities:
Net income	$6,654	11,847
Adjustments:
Net realized investment losses	2,243	238
Deferred federal income tax expense (benefit)	(483)	(518)
Share-based compensation expense	1,022	704
Changes in assets and liabilities:
Premiums in course of collection, net	(6,053)	(2,509)
Deferred policy acquisition costs	(2,158)	133
Prepaid reinsurance premiums	(2,529)	(987)
Reinsurance recoverable on paid and unpaid losses, net	(1,133)	475
Income taxes payable/receivable	(3,376)	(1,352)
Losses and loss expense reserves	4,555	15,460
Collateral held	(1,886)	(4)
Unearned premiums	8,741	(1,454)
Other, net	807	(3,043)

Net cash provided by operating activities	6,404	18,990

Cash flows used in investing activities:
Purchases of equity securities	(1,224)	(10,600)
Purchases of fixed maturity securities available-for-sale	(239,547)	(86,783)
Proceeds from sales of equity securities	1,107	7,628
Proceeds from sales and maturities of fixed maturities available-for-sale	256,515	54,908
Change in short-term investments	(23,823)	6,679
Change in securities receivable/payable	128	11,330

Net cash used in investing activities	(6,844)	(16,838)

Cash flows (used in) provided by financing activities:
Dividend paid to shareholders	(1,074)	(1,069)
Tax benefit on share compensation plans	45	319
Draw on line of credit	—	650
Exercise of share options	—	697

Net cash (used in) provided by financing activities	(1,029)	597

(Decrease) increase in cash and equivalents	(1,469)	2,749
Cash and equivalents at beginning of period	11,766	7,960

Cash and equivalents at end of period	$10,297	10,709

Supplemental disclosure of cash flow information:
Interest paid	$1,196	1,624

Federal income taxes paid	$6,925	6,750

See accompanying notes to the unaudited consolidated condensed financial statements.

PROCENTURY CORPORATION AND SUBSIDIARIES
Notes to Consolidated Condensed Financial Statements
June 30, 2008
(Unaudited)
(1)	Basis of Presentation

The accompanying interim unaudited consolidated condensed financial statements and notes include the accounts of ProCentury Corporation (the “Company” or “ProCentury”), and its wholly owned insurance subsidiaries, Century Surety Company (“Century”) and ProCentury Insurance Company (“PIC”). The interim unaudited consolidated condensed financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and the instructions to Article 10 of Regulation S-X. Accordingly, the interim unaudited consolidated condensed financial statements do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of results for the interim periods have been included. These interim unaudited consolidated condensed financial statements and related notes should be read in conjunction with the consolidated financial statements and related notes in the Company’s audited consolidated financial statements, included in the Company’s annual report on Form 10-K for the year ended December 31, 2007. The Company’s results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.

In preparing the interim unaudited consolidated condensed financial statements, management was required to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the financial reporting date and throughout the period being reported upon. Certain of the estimates result from judgments that can be subjective and complex and consequently actual results may differ from these estimates, which would be reflected in future periods.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of loss and loss expense reserves, the recoverability of deferred policy acquisition costs, the determination of federal income taxes, the net realizable value of reinsurance recoverables and the determination of other-than-temporary declines in the fair value of investments. Although considerable variability is inherent in these estimates, management believes that the amounts provided are reasonable. These estimates are continually reviewed and adjusted as necessary. Such adjustments are reflected in current operations.

All significant intercompany balances and transactions have been eliminated.
(2)	Income per Common Share

Basic income per share (“EPS”) excludes dilution and is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the dilution that could occur if securities or other contracts to issue common shares (common share equivalents) were exercised. When inclusion of common share equivalents increases the EPS or reduces the loss per share, the effect on earnings is antidilutive. Under these circumstances, diluted net income or net loss per share is computed excluding the common share equivalents.

Based on the above and pursuant to disclosure requirements contained in Statement of Financial Accounting Standards (FAS) No. 128, “Earnings Per Share", the following information represents a reconciliation of the numerator and denominator of the basic and diluted EPS computations contained in the Company’s interim unaudited consolidated condensed financial statements:

	Three Months Ended June 30, 2008
	(In thousands, except share and per share data)
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
Basic Net Income Per Share
Net income	$1,430	13,310,360	$0.11
Effect of Dilutive Securities
Restricted common shares and share options	—	160,398	—
Diluted EPS
Net income	$1,430	13,470,758	$0.11

	Three Months Ended June 30, 2007
	(In thousands, except share and per share data)
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
Basic Net Income Per Share
Net income	$6,468	13,232,156	$0.49
Effect of Dilutive Securities
Restricted common shares and share options	—	187,325	(0.01)

Diluted EPS
Net income	$6,468	13,419,481	$0.48

	Six Months Ended June 30, 2008
	(In thousands, except share and per share data)
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
Basic Net Income Per Share
Net income	$6,654	13,309,049	$0.50
Effect of Dilutive Securities
Restricted common shares and share options	—	149,659	—

Diluted EPS
Net income	$6,654	13,458,708	$0.49

	Six Months Ended June 30, 2007
	(In thousands, except share and per share data)
	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
Basic Net Income Per Share
Net income	$11,847	13,229,792	$0.90
Effect of Dilutive Securities
Restricted common shares and share options	—	190,752	(0.02)

Diluted EPS
Net income	$11,847	13,420,544	$0.88

(3)	Investments

The Company invests primarily in investment-grade fixed-maturity securities. The amortized cost, gross unrealized gains and losses and estimated fair value of fixed-maturity securities classified as held-to-maturity were as follows:

	June 30, 2008
	(In thousands)
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
U.S. Treasury securities	$87	13	—	100
Agencies not backed by the full faith and credit of the U.S. Government	1,005	5	—	1,010

Total	$1,092	18	—	1,110

	December 31, 2007
	(In thousands)
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
U.S. Treasury securities	$87	14	—	101
Agencies not backed by the full faith and credit of the U.S. Government	1,012	—	(3)	1,009

Total	$1,099	14	(3)	1,110

The amortized cost, gross unrealized gains and losses, and estimated fair value of fixed-maturity securities and equity securities classified as available-for-sale were as follows:

	June 30, 2008
	(In thousands)
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Fixed maturities:
U.S. Treasury securities	$2,510	70	(4)	2,576
Agencies not backed by the full faith and credit of the U.S. Government	2,582	18	—	2,600
Obligations of states and political subdivisions	194,472	179	(4,860)	189,791
Corporate securities	28,599	55	(757)	27,897
Mortgage-backed securities	100,451	4	(3,104)	97,351
Collateralized mortgage obligations	42,514	390	(893)	42,011
Asset-backed securities	23,188	118	(4,495)	18,811

Total fixed maturities	394,316	834	(14,113)	381,037

Equities:
Equity securities	32,650	30	(6,090)	26,590
Bond mutual funds	15,196	—	(1,580)	13,616

Total equities	47,846	30	(7,670)	40,206

Total	$442,162	864	(21,783)	421,243

	December 31, 2007
	(In thousands)
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Fixed maturities:
U.S. Treasury securities	$2,515	61	—	2,576
Agencies not backed by the full faith and credit of the U.S. Government	5,084	13	(8)	5,089
Obligations of states and political subdivisions	209,564	911	(740)	209,735
Corporate securities	34,837	47	(518)	34,366
Mortgage-backed securities	77,527	36	(363)	77,200
Collateralized mortgage obligations	49,895	408	(632)	49,671
Asset-backed securities	31,593	108	(3,899)	27,802

Total fixed maturities	411,015	1,584	(6,160)	406,439

Equities:
Equity securities	34,686	75	(5,763)	28,998
Bond mutual funds	15,029	—	(785)	14,244

Total equities	49,715	75	(6,548)	43,242

Total	$460,730	1,659	(12,708)	449,681

Other-than-temporary impairment losses result in permanent reductions to the cost basis of the underlying investments and are recorded as realized losses in the interim unaudited consolidated condensed statements of operations. Other-than-temporary losses of $1.7 million and $5.4 million were realized during the three and six months ended June 30, 2008, respectively. The losses incurred in the six months ended June 30, 2008 related to twelve asset-backed securities that were written down in accordance with FASB Emerging Issues Task Force (EITF) 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets", one municipal housing bond, one closed end bond fund, one closed end preferred stock fund, one common stock and seven preferred stocks. Other-than-temporary losses of $266,000 and $882,000 were written down in accordance with EITF 99-20 and were realized during the three and six months ended June 30, 2007, respectively.
The estimated fair value, related gross unrealized losses, and the length of time that the securities have been impaired for available-for-sale securities that are considered temporarily impaired at June 30, 2008 are as follows:

	June 30, 2008
	Less Than 12 Months		12 Months or Longer		Total
	Estimated	Gross	Estimated	Gross	Estimated	Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
	(In thousands)

Fixed maturity securities:
U.S. Treasury securities	$235	(4)	—	—	235	(4)
Obligations of U.S. government corporations and agencies	—	—	—	—	—	—
Obligations of states and political subdivisions	153,851	(4,411)	13,730	(433)	167,581	(4,844)
Corporate securities	14,174	(310)	4,334	(447)	18,508	(757)
Mortgage-backed securities	93,503	(2,999)	3,758	(105)	97,261	(3,104)
Collateralized mortgage obligations	8,276	(329)	8,526	(564)	16,802	(893)
Asset-backed securities	8,519	(2,520)	6,016	(1,975)	14,535	(4,495)

Total	278,558	(10,573)	36,364	(3,524)	314,922	(14,097)

Equities:
Equity securities	11,075	(1,498)	13,568	(4,608)	24,643	(6,106)
Bond mutual funds	9,024	(1,043)	5,185	(537)	14,209	(1,580)

Total	20,099	(2,541)	18,753	(5,145)	38,852	(7,686)

Grand Total	$298,657	(13,114)	55,117	(8,669)	353,774	(21,783)

At June 30, 2008, the Company had 96 fixed-maturity securities and 31 equity securities that have been in an unrealized loss position for one year or longer. Of the fixed-maturity securities, 53 are investment grade, of which 50 of these securities are rated A1/A or better (including 37 securities which are rated AAA). The 43 remaining non-investment grade fixed-maturity securities have an aggregate fair value equal to 65.4% of their book value as of June 30, 2008. The majority of this unrealized loss related to sub prime bonds, a sector which has experienced significant illiquidity and price dislocation. Each of these sub prime bonds was tested under the application of EITF 99-20 and it was determined none of these bonds was other than temporarily impaired. The Company expects the uncertainty in the sub prime mortgage sector to continue, which may cause the Company to conclude that the losses on these bonds are other than temporary in future quarters. Of the equity securities, four that have been in an unrealized loss position for one year or longer relate to investments in open ended bond or preferred stock funds. Each of these investments continues to pay its regularly scheduled monthly dividend and there have been no material changes in credit quality for any of these funds over the past twelve months. Finally, the 27 remaining equity securities that have been in an unrealized loss position for one year or longer relate to preferred share investments. In addition, these 27 equity securities have an aggregate fair market value equal to 78.5% of their book value as of June 30, 2008. All 96 of the fixed income securities are current on interest and principal and all 31 of the equity securities continue to pay dividends at a level consistent with the prior year. Management believes that it is probable that all contract terms of each security will be satisfied. The unrealized loss position of the fixed-maturity securities is due to the changes in interest rate environment and the Company has the positive intent and ability to hold these securities until they mature or recover in value. The unrealized loss position of the equity securities is due to current market conditions and the Company has the positive intent and ability to hold these securities until they recover in value within a reasonable period of time.
(4)	Fair Value Measurements

The Company’s estimates of fair value for financial assets and financial liabilities are based on the framework established in SFAS 157. The framework is based on the inputs used in valuation and gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates in the SFAS 157 hierarchy is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect the Company’s significant market assumptions. The three levels of the hierarchy are as follows:
•	Level 1 — Unadjusted quoted market prices for identical assets or liabilities in active markets that the Company has the ability to access.

•	Level 2 — Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable (e.g., interest rates, yield curves, prepayment speeds, default rates, loss severities, etc.) or can be corroborated by observable market data.

•	Level 3 — Valuations based on models where significant inputs are not observable. The unobservable inputs reflect the Company’s own assumptions about the assumptions that market participants would use.
         Valuation of Investments
For investments that have quoted market prices in active markets, the Company uses the quoted market prices as fair value and includes these prices in the amounts disclosed in Level 1 of the hierarchy. The Company receives the quoted market prices from a third party, nationally recognized pricing service (pricing service). When quoted market prices are unavailable, the Company relies on pricing services to determine an estimate of fair value, which is mainly for its fixed maturity investments. The fair value estimates provided from the pricing services are included in the amount disclosed in Level 2 of the hierarchy. If quoted market prices and an estimate from pricing services are unavailable, the Company produces an estimate of fair value based on broker quotes, which, depending on the level of observable market inputs, will render the fair value estimate as Level 2 or Level 3. The Company bases all of its estimates of fair value for assets on the bid price as it represents what a third party market participant would be willing to pay in an arm’s length transaction. The following section describes the valuation methods used by the Company for each type of financial instrument it holds that are carried at fair value.
Fixed Maturities
The Company utilizes pricing services to estimate fair value measurements for approximately 88% of its fixed maturities. The pricing services utilize market quotations for fixed maturity securities that have quoted prices in active markets. Since fixed maturities other than U.S. Treasury securities generally do not trade on a daily basis, the pricing services prepare estimates of fair value measurements for these securities using its proprietary pricing applications which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. Additionally, the pricing services use an Option Adjusted Spread model to develop prepayment and interest rate scenarios.
The pricing services evaluate each asset class based on relevant market information, relevant credit information, perceived market movements and sector news. The market inputs utilized in the pricing evaluation, listed in the approximate order of priority, include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, and industry and economic events. The extent of the use of each market input depends on the asset class and the market conditions. Depending on the security, the priority of the use of inputs may change or some market inputs may not be relevant. For some securities additional inputs may be necessary.
The pricing services utilized by the Company have indicated that they will only produce an estimate of fair value if there is objectively verifiable information to produce a valuation. If the pricing services discontinue pricing an investment, the Company would be required to produce an estimate of fair value using some of the same methodologies as the pricing services, but would have to make assumptions for market based inputs that are unavailable due to market conditions.
Because the fair value estimates of most fixed maturity investments are determined by evaluations that are based on observable market information rather than market quotes, all estimates of fair value for fixed maturities, other than U.S. Treasury securities, priced by pricing services are included in the amount disclosed in Level 2 of the hierarchy. The estimated fair value of U.S. Treasury securities are included in the amount disclosed in Level 1 as the estimates are based on unadjusted market prices.
While the vast majority of the Company’s municipal bonds are included in Level 2, the Company holds a municipal bond, a corporate bond and a few privately placed principal protected notes which are not valued by pricing services and estimates the fair value of these bonds using some unobservable inputs that are significant to the valuation. Due to the limited amount of observable market information, the Company includes the fair value estimates for these particular bonds in Level 3. Additionally, the

Company holds a small amount of fixed maturities that have characteristics that make them unsuitable for matrix pricing. For these fixed maturities the Company obtains a quote from a broker (typically a market maker). Due to the disclaimers on the quotes that indicate that the price is indicative only, the Company includes these fair value estimates in Level 3.
Equities
Current market quotes in active markets are unavailable for certain non-redeemable preferred stocks held by the Company. In these instances, the Company receives an estimate of fair value from pricing services that provide fair value estimates for the Company’s fixed maturities. The services utilize some of the same methodologies to price the non-redeemable preferred stocks as it does for the fixed maturities. The Company includes the estimate in the amount disclosed in Level 2.
Fair Value Hierarchy
The following table presents the level within the fair value hierarchy at which the Company’s financial assets and financial liabilities are measured on a recurring basis.

	June 30, 2008
	Total	Level 1	Level 2	Level 3
		(in thousands)

Invested assets:
Fixed maturities	$381,037	2,575	371,954	6,508
Equity securities	40,206	15,150	25,056	—

Total	$421,243	17,725	397,010	6,508

The following table presents the changes in the Level 3 fair value category during the quarter ended June 30, 2008.

Total
(in thousands)

Balance at January 1, 2008	$11,495
Total realized and unrealized gains or (losses):
Included in realized investment gains and (losses)	(2,570)
Included in increases or (decreases) in accumulated other comprehensive income	302
Purchases, issuances and settlements	(2,111)
Transfers in and/or (out) of Level 3	(608)

Balance at June 30, 2008	$6,508

Amount of total gains or (losses) for the period included in earnings attributable to the fair value of changes in assets still held at the reporting date	$(6,878)

The Company had no financial assets or financial liabilities that were measured at fair value on a non-recurring basis during the three or six months ended June 30, 2008.
(5)	Loss and Loss Expense Reserves
Loss and loss expense reserves represent the Company’s best estimate of ultimate amounts for losses and related expenses from claims that have been reported but not paid, and those losses that have occurred but have not yet been reported to us. Loss reserves do not represent an exact calculation of liability, but instead represent the Company’s estimates, generally utilizing individual claim estimates, actuarial expertise and estimation techniques at a given accounting date. The loss reserve estimates are expectations of what ultimate settlement and administration of claims will cost upon final resolution. These estimates are based on facts and circumstances then known to the Company, a review of historical settlement patterns, estimates of trends in claims frequency and severity, projections of loss costs, expected interpretations of legal theories of liability, and many other factors. In establishing reserves, the Company also takes into account estimated recoveries, reinsurance, salvage and subrogation. The reserves are reviewed regularly by the Company’s internal actuarial staff.
Net loss and loss expenses incurred were $31.7 million for the quarter ended June 30, 2008, compared to $33.1 million for the quarter ended June 30, 2007. In the second quarter of 2008, the Company recorded $36.6 million of incurred losses and loss expenses attributable to the 2008 accident year and $5.0 million of favorable prior year development. In the second quarter of 2007, the Company recorded $35.6 million of incurred losses and loss expenses attributable to the 2007 accident year and $2.5 million of favorable prior year development.
Net loss and loss expenses incurred were $59.4 million for the six months ended June 30, 2008, compared to $67.0. million for the six months ended June 30, 2007. During the first six months of 2008, the Company recorded $68.4 million of incurred losses and loss expenses attributable to the 2008 accident year and $9.0 million of favorable prior year development. During the first six months of 2007, the Company recorded $70.5 million of incurred losses and loss expenses attributable to the 2007 accident year and $3.5 million of favorable prior year development.
The increase in net loss and loss expense reserves during the first six months of 2008 primarily relates to an increase in the expected loss and loss expenses associated with the Company’s current accident year property and casualty business. The higher losses and loss expenses incurred from our property business are a direct result of an increase in fire and weather related claims. During the second quarter of 2008, the Company experienced a 38.1% increase in the number of weather related claims and a 14.9% increase in the total cost of fire losses. In addition to the increase in property losses, the Company experienced an increase in claim severity and higher loss and loss expenses related to our casualty business, reflecting the lower premium rate levels as a result of increasingly competitive market conditions. These higher losses adversely affected the current accident year property and casualty results but were partially offset by $5.0 million of total favorable prior year development.
The favorable prior year development is a direct result of actual incurred losses in the Company’s casualty line performing below initial expectations. In addition, during the second quarter, the Company’s actuaries reflected updated industry trend information in forming loss trend assumptions; the revised loss trend assumptions were more favorable than the Company’s initial expectations. As part of the Company’s actuarial analysis, the actuaries use both the Company’s own experience as well as available industry experience to determine the estimated future development of its losses and loss expenses. Industry experience is a key indicator of how changes in the market, legislative environment and claim adjustment costs have affected other carriers and are used to help estimate how those same factors may affect the Company’s book of reserves. Therefore, as the Company incorporated the favorable industry information into its reserve analyses, the actuaries determined its prior year estimates should be reduced, resulting in a significant portion of the favorable development.
Management believes the loss and loss expense reserves make a reasonable provision for expected losses, however, ultimate settlement of these amounts could vary significantly from the amounts recorded.
(6)	Reinsurance
In the ordinary course of business, Century and PIC assume and cede reinsurance with other insurers and reinsurers. These arrangements provide greater diversification of business and limit the maximum net loss potential on large risks. The amounts of ceded loss and loss expense reserves and ceded unearned premiums would represent a liability of the Company in the event that its reinsurers would be unable to meet existing obligations under reinsurance agreements.

The effects of assumed and ceded reinsurance on premiums written, premiums earned and loss and loss expenses incurred were as follows:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Premiums written:
Direct	$67,265	65,588	120,066	123,016
Assumed	779	2,196	1,844	3,223
Ceded	(10,199)	(9,200)	(18,912)	(17,595)

Net premiums written	$57,845	58,584	102,998	108,644

Premiums earned:
Direct	56,128	63,091	111,266	124,187
Assumed	913	2,224	1,903	3,505
Ceded	(8,600)	(8,618)	(16,383)	(16,607)

Net premiums earned	$48,441	56,697	96,786	111,085

Losses and loss expenses incurred:
Direct	$36,665	34,784	65,081	71,514
Assumed	(70)	638	559	761
Ceded	(4,938)	(2,298)	(6,198)	(5,274)

Net losses and loss expenses incurred	$31,657	33,124	59,442	67,001

At June 30, 2008 and December 31, 2007, the Company’s allowance for uncollectible reinsurance was $3.4 million.
Management believes that the reserves for uncollectible reinsurance constitute a reasonable provision for expected costs and recoveries related to the collection of the recoverables on these claims, however, actual legal costs and settlements of these claims could vary significantly from the current estimates recorded.
(7)	Deferred Policy Acquisition Costs
The following reflects the amounts of policy acquisition costs deferred and amortized:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Balance at beginning of period	$24,033	25,996	24,336	26,915
Policy acquisition costs deferred	14,826	15,475	27,570	28,255
Amortization of deferred policy acquisition costs	(12,364)	(14,689)	(25,411)	(28,388)

Balance at end of period	$26,495	26,782	26,495	26,782

For the six months ended June 30, 2007, the Company expensed $214,000 of unamortized deferred policy acquisition costs related to the auto physical damage program. This expense was a result of the fact that the program’s loss and loss expense ratio exceeded our expectations causing the program to fall below the profitability levels required for continued deferral of the additional policy acquisition costs. There were no such expenses during the six months ended June 30, 2008.
(8)	Federal Income Taxes
The income tax provision for the three and six months ended June 30, 2008 has been computed based on our estimated annual effective tax rate of 35.4% and 31.9% which differs from the federal income tax rate of 35% principally because of tax-exempt investment income and the effects of the change in the valuation allowance, as discussed below. The income tax provision for the three and six months ended June 30, 2007 of 31.3% and 30.5%, respectively, differed from the federal income tax rate of 35% primarily due to the effect of tax-exempt investment income.
The Company has recorded deferred tax assets and liabilities that result from temporary differences between the time income or expense items are recognized for financial statement purposes and for tax reporting. Such amounts are calculated using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The determination of current and deferred income taxes is based on complex analyses of many factors including interpretation of federal and state income tax laws, the difference between tax and financial reporting basis of assets and liabilities (temporary differences), estimates of amounts due or owed such as the timing of reversals of temporary differences and current financial accounting standards. A valuation allowance is established if, based upon the relevant facts and circumstances, management believes that some or all of certain tax assets will not be realized. The Company has open tax years that may in the future be subject to examination by federal and state taxing authorities. For the three months ended June 30, 2008, the Company increased the valuation allowance that was recorded as a component of other comprehensive income relating to unrealized losses on equity securities by $466,000 and increased the valuation allowance that was recorded in the income statement related to other-than-temporary impairments by $557,000. For the six months ended June 30, 2008, the Company increased the valuation allowance that was recorded as a component of other comprehensive income relating to unrealized losses on equity securities by $231,000 and increased the valuation allowance that was recorded in the income statement related to other-than-temporary impairments by $769,000. The valuation allowance at June 30, 2008 was $1.8 million related to unrealized losses on equity securities and $1.2 million related to other-than-temporary impairments that, upon realization, could not be offset by past or future capital gains. At December 31, 2007, the Company had a valuation allowance of $2.0 million related to unrealized losses on equity securities and other-than-temporary impairments that, upon realization, could not be offset by past or future capital gains. A portion of this valuation allowance, $1.5 million was recorded through other comprehensive income and the remainder was recorded through the statement of operations. Management periodically evaluates the adequacy of related valuation allowances, taking into account its open tax return positions, tax assessments received and tax law changes. The process of evaluating allowance accounts involves the use of estimates and a high degree of management judgment. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax liabilities and reserves.
The Company’s estimates are reviewed continuously to ensure reasonableness. However, the amounts the Company may ultimately realize could differ from such estimated amounts.
(9)	Commitments and Contingencies
The Company is party to lawsuits, arbitrations and other proceedings that arise in the normal course of business. Certain of the lawsuits, arbitrations and other proceedings involve claims under policies that the Company underwrites as an insurer, the liabilities for which it believes have been adequately included in its loss and loss adjustment expense reserves. Also, from time to time, the Company is party to lawsuits, arbitrations and other proceedings that relate to disputes over contractual relationships with third parties or that involve alleged errors and omissions on the part of the Company’s insurance subsidiaries. The Company provides accruals for these items to the extent it deems the losses probable and reasonably estimable.
The outcome of litigation is subject to numerous uncertainties. Although the ultimate outcome of pending matters cannot be determined at this time, based on present information, management believes the resolution of these matters will not have a material adverse effect on our financial position, results of operations or cash flows.
(10)	Employee Benefits
During 2004, the Company adopted and the shareholders approved a stock option plan that provided for tax-favored incentive share options (qualified options), non-qualified share options to employees and board members that do not qualify as tax-favored incentive share options (non-qualified options), time-based restricted shares that vest solely on service provided, restricted shares that vest based on achieved performance metrics and non-restricted shares that are issued in conjunction with the Company’s annual bonus plan. The Company accounts for this plan in accordance with FAS 123R. Any compensation cost recorded in accordance with FAS 123R is recorded in the same captions as the salary expense of the employee (i.e. the compensation cost for the Chief Investment Officer is recorded in net investment income). The Company will issue authorized but unissued shares or treasury shares to satisfy restricted share awards or the exercise of share options.
With respect to qualified options, an employee may be granted an option to purchase shares at the grant date fair market value, payable as determined by the Company’s board of directors. An optionee must exercise an option within 10 years from the grant date. Full vesting of options granted occurs at the end of four years.
With respect to non-qualified options, an employee or a board member may be granted an option to purchase shares at the grant date fair market value, payable as determined by the Company’s board of directors. An optionee must exercise an option within 10 years from the grant date. Full vesting of options granted occurs at the end of three years.
For both non-qualified and qualified options, the option exercise price equals the stock’s fair market value on the date of the grant. Compensation expense is measured on the grant date fair value using a Black Scholes model. The compensation cost is recognized over the respective service period, which typically matches the vesting period.
The time-based restricted shares are granted to key executives and vest in equal installments upon the lapse of a period of time, typically over four-and five-year periods and include both monthly and annual vesting periods. Compensation expense for time-based restricted shares is measured on the grant date fair value and then recognized over the respective service period, which typically matches the vesting period.
The performance-based restricted shares are granted to key executives and vest annually over a four-year period based on achieved specified performance metrics. Compensation expense for performance-based restricted share awards is recognized based on the fair value of the awards on the date of grant.
The non-restricted shares are granted to key executives pursuant to the stock option plan in conjunction with the Company’s annual bonus plan and are fully vested on the date of grant. These shares are granted to the executive when the annual bonus plan calculation exceeds the employee’s target bonus. Under the annual bonus plan the portion of the bonus that is less than or equal to the executive’s target bonus is paid in cash and any amount greater than the target bonus is paid in non-restricted shares. Compensation expense for non-restricted shares is recognized based on the grant date fair value.
The Company may grant awards for up to 1.2 million shares under the plan. Through June 30, 2008, the Company had granted 326,000 non-qualified options, 385,000 qualified options, 156,000 time-based restricted shares, 171,853 performance based restricted shares, and 26,261 non-restricted shares under the share plan.
During the second quarter of 2008, the Company granted an additional 15,000 non-qualified options to its board of directors which vest monthly over one year. During the quarter ended March 31, 2008, the Company awarded certain employees 92,500 share options which vest monthly over a four-year period. The weighted average fair value of options granted during the three and six months ended June 30, 2008 was $6.44. A summary of the status of the option plan at June 30, 2008 and changes during the six months is presented in the following table:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2008		June 30, 2008
		Weighted-		Weighted-
	Number of	Average	Number of	Average
	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of period	625,054	$12.24	532,554	$12.24
Changes during the period:
Granted	15,000	17.50	107,500	15.90
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—

Outstanding at end of period	640,054	$12.85	640,054	$12.85

Exercisable at end of period	434,710	$11.33	434,710	$11.33

The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants issued in the first quarter of 2008:

	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2008	2008

Risk-free interest rate	3.37%	3.37%
Expected dividends	0.89%	0.89%
Expected volatility	30.57%	30.57%
Weighted average expected term	6.25 Years	6.25 Years
Information on the range of exercise prices for options outstanding at June 30, 2008, is as follows:

	Options Outstanding				Options Excercisable
		Weighted
		Average	Weighted			Weighted
		Remaining	Average	Aggregate		Average	Aggregate
	Outstanding	Contractual	Exercise	Intrinsic	Exercisable	Exercise	Intrinsic
Price	Options	Term	Price	Value	Options	Price	Value
$10.20	11,386	6.9	$10.20	$64,217	11,386	$10.20	$64,217
$10.50	309,349	5.8	$10.50	$1,651,924	309,349	$10.50	$1,651,925
$10.64	106,042	7.5	$10.64	$551,418	65,728	$10.64	$341,786
$13.04	10,721	7.9	$13.04	$30,019	7,656	$13.04	$21,437
$15.64	92,500	9.5	$15.64	18,500	9,122	$15.64	1,824
$17.50	15,000	9.9	$17.50	(24,900)	1,250	$17.50	(2,075)
$18.70	10,056	8.9	$18.70	(28,760)	3,676	$18.70	(10,513)
$19.97	85,000	8.7	$19.97	(351,050)	26,543	$19.97	(109,623)

				$1,911,368			$1,958,978

A summary of all employee time-based restricted share activity during the three and six months ended June 30, 2008 is as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2008		June 30, 2008
		Weighted		Weighted
	Number of	Average	Number of	Average
	Shares	Grant Price	Shares	Grant Price

Outstanding at beginning of period	15,566	$10.10	20,294	$10.10
Changes during the period:
Granted	—	—	—	—
Vested	(2,622)	10.29	(7,350)	10.29
Cancelled	—	—	—	—

Outstanding at end of period	12,944	$10.00	12,944	$10.00

In March 2008, the Company granted 39,500 of performance based restricted shares to certain executives that vest annually over a four-year period subject to the achievement of certain performance metrics. The Company accounts for these awards as fixed awards that are recorded at fair value on the date of grant. A summary of all employee performance-based restricted share activity during the three and six months ended June 30, 2008 is as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2008		June 30, 2008
		Weighted		Weighted
	Number of	Average	Number of	Average
	Shares	Grant Price	Shares	Grant Price

Outstanding at beginning of period	97,662	$15.92	86,836	$15.92
Changes during the period:
Granted	—	—	39,500	15.64
Vested	—	—	(28,674)	14.92
Cancelled	—	—	—	—

Outstanding at end of period	97,662	$15.92	97,662	$16.10

As of June 30, 2008, total compensation cost related to nonvested share options or restricted shares was $2.9 million, which is expected to be recorded in July 2008, in relation to the merger with Meadowbrook. Total compensation cost for share based awards was $362,000 and $290,000 for the three months ended June 30, 2008 and 2007, respectively. For the six months ended June 30, 2008 and 2007, total compensation cost was $1.0 million and $704,000. The tax benefit included in the accompanying statements of operations related to the compensation cost was $7,000 and $14,000 for the three months ended June 30, 2008 and 2007, respectively. For the six months ended June 30, 2008 and 2007, the tax benefit included in the accompany statements of operations related to the compensation cost was $52,000 and $319,000. For the three and six months ended June 30, 2008, the Company had $178,000 and $89,000 of compensation cost for share based awards capitalized with deferred policy acquisition costs.
(11)	Segment Reporting Disclosures
The Company operates in the Property and Casualty Lines (including general liability, multi-peril, commercial property, garage liability and auto physical damage).
The Company’s Other (including exited lines) includes the surety business and the Company’s exited lines, such as workers’ compensation and commercial auto/trucking. A limited amount of surety business is written in order to maintain Century’s U.S. Treasury listing. PIC received its treasury listing in April 2008.
All investment activities are included in the Investing operating segment.
The Company considers many factors, including economic similarity, the nature of the underwriting unit’s insurance products, production sources, distribution strategies and regulatory environment in determining how to aggregate operating segments.
Segment profit or loss for each of the Company’s segments is measured by underwriting profit or loss. The property and casualty insurance industry commonly defines underwriting profit or loss as earned premium net of loss and loss expenses and underwriting, acquisition and insurance expenses. Underwriting profit or loss does not replace operating income or net income computed in accordance with GAAP as a measure of profitability. Segment profit for the Investing operating segment is measured by net investment income and net realized gains or losses. The Company does not allocate assets, including goodwill, to the Property and Casualty and Other operating segments for management reporting purposes. The total investment portfolio and cash are allocated to the Investing operating segment.

Following is a summary of segment disclosures:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(In thousands)		(In thousands)
Segment revenue:
Property and Casualty	$47,661	54,659	95,180	108,027
Investing	3,202	5,456	8,072	10,688
Other (including exited lines)	780	2,038	1,606	3,058

Segment revenue	$51,643	62,153	104,858	121,773

Segment profit (loss):
Property and Casualty	$687	4,814	4,194	7,718
Investing	3,202	5,456	8,072	10,688
Other (including exited lines)	(199)	344	(318)	534

Segment profit	$3,690	10,614	11,948	18,940

Segment assets:
Investing	$450,886	445,740	450,886	445,740
Assets not allocated	169,255	162,218	169,255	162,218

Total consolidated assets	$620,141	607,958	620,141	607,958

The following summary reconciles significant segment items to the Company’s interim unaudited consolidated condensed financial statements:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(In thousands)		(In thousands)
Total revenues:
Segment revenues	$51,643	62,153	104,858	121,773
Other	55	97	141	220

Total consolidated revenues	$51,698	62,250	104,999	121,993

Income before income taxes:
Segment profit	$3,690	10,614	11,948	18,940
Unallocated amounts:
Other income	55	97	141	220
Corporate expenses	(1,054)	(627)	(1,251)	(760)
Interest expense	(477)	(668)	(1,073)	(1,354)

Income before income taxes	$2,214	9,416	9,765	17,046

The following is a summary of segment earned premium by group of products:

	Property	Casualty	Other	Consolidated
		(In thousands)
Three Months Ended June 30, 2008
Property and Casualty	$14,626	33,233	—	47,859
Other (including exited lines)	—	—	582	582

Earned premiums	$14,626	33,233	582	48,441

Three Months Ended June 30, 2007
Property and Casualty	$19,402	35,257	—	54,659
Other (including exited lines)	—	—	2,038	2,038

Earned premiums	$19,402	35,257	2,038	56,697

	Property	Casualty	Other	Consolidated
		(In thousands)
Six Months Ended June 30, 2008
Property and Casualty	$29,770	65,608	—	95,378
Other (including exited lines)	—	—	1,408	1,408

Earned premiums	$29,770	65,608	1,408	96,786

Six Months Ended June 30, 2007
Property and Casualty	$29,472	70,489	—	99,961
Other (including exited lines)	—	—	1,606	1,606

Earned premiums	$29,472	70,489	1,606	101,567

The Company does not manage property and casualty products at this level of detail.
(12)	Dividends to Common Shareholders
On March 7, 2008, the Board of Directors declared a dividend of $0.04 per common share that was paid on April 16, 2008 to shareholders of record as of March 25, 2008. The dividends were accrued on the March 31, 2008 interim unaudited consolidated condensed balance sheet in the caption accrued expenses and other liabilities. In addition, on May 14, 2008, the Board of Directors declared a divided of $0.04 per common share that was paid on June 11, 2008 to shareholders of record as of May 28, 2008.
On March 8, 2007, the Board of Directors declared a dividend of $0.04 per common share that was paid on April 18, 2007 to shareholders of record as of March 27, 2007. The dividends were accrued on the March 31, 2007 interim unaudited consolidated condensed balance sheet in the caption accrued expenses and other liabilities. In addition, on May 17, 2007, the Board of Directors declared a divided of $0.04 per common share that was paid on June 6, 2008 to shareholders of record as of May 24, 2007.
(13)	Line of Credit
The Company has a $10.0 million line of credit with a maturity date of September 30, 2009, and interest only payments due quarterly based on LIBOR plus 1.2% of the outstanding balance. All of the outstanding shares of Century are pledged as collateral. During the six months ended June 30, 2008, the Company did not make any draws on the line of credit. During the first six months of 2007, the Company made draws totaling $650,000 on the line of credit for general corporate purposes. At June 30, 2008 and 2007, there was $4.7 million outstanding under the line of credit. As part of the merger with Meadowbrook, the line of credit was paid in full in July 2008. Interest expense for the three and six months ended June 30, 2008 was approximately $31,000 and $103,000, respectively, compared to $93,000 and $169,000, for the comparable periods in 2007.
(14)	Subsequent Event

As a result of events related to the recent crisis in the financial markets that occurred during the third quarter of 2008, the Company is expecting to incur approximately $5.8 million of pretax other-than-temporary impairments specifically related to Fannie Mae, Freddie Mac, and Lehman Brothers preferred stock. These other-than-temporary impairments will be recorded as a realized loss in the Company’s financial statements for the three and nine months ended September 30, 2008.